Exhibit 10.4.19

KEY ENERGY SERVICES, INC.
2016 EQUITY AND CASH INCENTIVE PLAN
AMENDED AND RESTATED RESTRICTED STOCK AWARD AGREEMENT
THIS AMENDED AND RESTATED RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of February 1, 2017, is made by and between Key Energy Services, Inc., a Delaware corporation (the “Company”), and [NAME OF DIRECTOR] (the “Participant”).
R E C I T A L S:
WHEREAS, Awards of Restricted Stock may be granted pursuant to the Key Energy Services, Inc. 2016 Equity and Cash Incentive Plan (the “Plan”);
WHEREAS, on [DATE OF GRANT] (the “Date of Grant”), in order to induce the Participant to enter into and to continue to dedicate service to the Company as a Director and to materially contribute to the success of the Company, the Company granted the Participant the Restricted Stock (the “Restricted Stock Award”) provided for in that Restricted Stock Award Agreement (the “Prior Agreement”), dated December 20, 2016 by and between the Company and the Participant, pursuant to the terms of the Plan and subject to the further terms and conditions set forth in the Prior Agreement;
WHEREAS, Section 16 of the Prior Agreement provides the Administrator with the authority to amend the terms of the Restricted Stock Award from time to time, provided that the Participant’s rights under the Restricted Stock Award shall not be impaired by any such amendment unless the Participant consents in writing to such amendment or the amendment is otherwise permitted under the Plan;
WHEREAS, the Company and the Participant desire that this Agreement supersede and replace in its entirety the Prior Agreement.
NOW, THEREFORE, in consideration for the services rendered by the Participant to the Company and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.
Grant of Restricted Stock Award. The Company hereby issues to the Participant on the Date of Grant the Restricted Stock Award consisting of, in the aggregate, [NUMBER] shares of Restricted Stock of the Company (hereinafter called the “Restricted Shares”) having the rights and subject to the restrictions set out in this Agreement and the Plan. The Restricted Shares shall vest in accordance with Section 4 hereof.

2.
Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Administrator shall have the authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Participant and his or her legal representative in respect of any questions arising under the Plan or this Agreement.

3.
Restrictions. Except as provided in the Plan or this Agreement, the restrictions on the Restricted Shares are that they will be forfeited by the Participant and all of the Participant’s rights to such shares shall immediately terminate without any payment or consideration by the Company, in the event of (a) the Participant’s termination of service with the Company as a Director during the Restricted Period (as defined below), unless otherwise determined by the Board in its discretion or (b) any sale, assignment, transfer, hypothecation, pledge or other alienation of such Restricted Shares made or attempted during the Restricted Period, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise, without the written consent of the Board.

4.
Vesting. Except as otherwise provided herein or as otherwise determined by the Board in its discretion, the restrictions described in Section 3 will lapse on the date or dates, as the case may be, set forth on Exhibit A to this Agreement (each a “Vesting Date,” and with respect to each Restricted Share, the period beginning on the Date of Grant and ending on the applicable Vesting Date for such share the “Restricted Period”); provided, that the Participant is still serving as a Director of the Company on such Vesting Date.

5.
Change of Control. The Restricted Period shall expire and all restrictions will lapse with respect to 100% of the Restricted Shares upon a termination of the Participant’s Continuous Service within twelve (12) months following a Change of Control. “Change of Control” means:

(a)
the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction or event (a “Business Combination”) involving the Company, which results in: (i) the holders of the Company’s voting securities immediately prior to the Business Combination no longer holding at least 60% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Entity”) or (B) if applicable, the parent company that directly or indirectly has beneficial ownership of at least 95% of the voting power and (ii) Platinum Equity Advisors, LLC and its affiliates no longer holding the ability to elect, directly or indirectly, (A) a majority of the members and (B) members holding a majority of the voting power, in each case, of the board of directors of the parent (or, if there is no parent, the Surviving Entity); or

(b)	the consummation of a sale of all or substantially all of the Company’s assets (other than to an affiliate of Platinum Equity Advisors, LLC);

(c)	the stockholders of the Company approve a plan of complete dissolution or liquidation of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not include any Chapter 11 bankruptcy proceeding except as otherwise provided in the joint prepackaged plan of reorganization of the Company and its debtor affiliates filed on October 24, 2016 (the “Bankruptcy Plan”) and any supplement to the Bankruptcy Plan incorporated prior to confirmation of the Bankruptcy Plan; and provided, further, none of (a) the facts or circumstances giving rise to the commencement of, or occurring in connection with, any case filed for the Company or its debtor affiliates under Chapter 11 of the bankruptcy code, (b) the issuance of shares of common stock of the Company reorganized pursuant to the Bankruptcy Plan, or (c) implementation or consummation of any other transaction pursuant to the Bankruptcy Plan shall constitute a “Change of Control.

6.
Rights as Shareholders; Dividends. The Participant shall be the record owner of the Restricted Shares unless and until such shares of Common Stock are cancelled or rescinded pursuant to the terms of the Plan or this Agreement or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company, including, without limitation, voting rights, if any, with respect to the Restricted Shares and the right to receive dividends, if any, while the Restricted Shares are held in custody, which dividends shall be accrued during the Restricted Period and shall only be paid to the Participant upon the lapse of the Restricted Period.

7.
Certificates. Reasonably promptly following the Date of Grant, the Company shall either cause to be issued to the Participant a certificate in respect of the Restricted Shares or reflect ownership thereof in book-entry form on the Company’s books and records. If a certificate for Restricted Shares is issued, such certificate shall bear the following (or a similar) legend in addition to any other legends that may be required under federal or state securities laws:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE KEY ENERGY SERVICES, INC. 2016 EQUITY AND CASH INCENTIVE PLAN AND THE RESTRICTED STOCK AWARD AGREEMENT DATED AS OF DECEMBER 20, 2016 ENTERED INTO BETWEEN THE REGISTERED OWNER AND KEY ENERGY SERVICES, INC. A COPY OF THE PLAN AND THE AWARD AGREEMENT ARE ON FILE AT THE OFFICES OF KEY ENERGY SERVICES, INC.”
If a certificate for Restricted Shares is issued, the Committee shall require that such certificate evidencing such shares of Common Stock be delivered upon issuance to the Company or such other depository as may be designated by the Committee as a depository for safekeeping until the restrictions set forth herein and in the Plan lapse. At the expiration of the restrictions, the Company shall deliver to the Participant (or his or her legal representative, beneficiary or heir, if applicable) any stock certificates for the shares of Common Stock deposited with it free from legend except as otherwise provided by the Plan or as otherwise required by applicable law.

8.
Compliance with Laws, Regulations and Company Policies. The issuance and transfer of the Restricted Shares and any Common Stock pursuant to this Restricted Stock Award shall be subject to compliance by the Company and the

Participant with all applicable requirements of state and federal laws and regulatory agencies and with all applicable requirements of any stock exchange on which the Common Stock may be listed at the time of such issuance or transfer. This Restricted Stock Award shall also be subject to any applicable clawback or recoupment policies, share trading and stock ownership policies of the Company, and other policies that may be implemented by the Board from time to time.

9.
Stop-Transfer Instructions. The Participant agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

10.
Refusal to Transfer. The Company will not be required to (a) register any transfer of shares of Common Stock on its register of stockholders if such shares of Common Stock have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) treat as owner of such shares of Common Stock, or accord the right to vote [or receive dividends] to, any purchaser or other transferee to whom such shares of Common Stock have been so transferred.

11.
No Right to Continuous Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company to terminate the Participant’s service with the Company as a Director at any time.

12.
Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service, or personal delivery:

If to the Company:
Key Energy Services, Inc.
1301 McKinney Street, Suite 1800
Houston, Texas 77010
Facsimile: 713-651-4559
Attention: General Counsel
If to the Participant:
At the address on file with the Company
All such notices, demands, and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

13.
Bound by Plan. By accepting this Agreement, the Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all of the terms and provisions of the Plan.

14.
Beneficiary. The Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the legal representative of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

15.
Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Participant and the Participant’s executors, administrators, heirs, and successors.

16.
Amendment of Restricted Stock Award. Subject to Section 17 of this Agreement and subject to the terms of the Plan, the Committee at any time and from time to time may amend the terms of this Restricted Stock Award; provided, however, that the Participant’s rights under this Restricted Stock Award shall not be impaired by any such amendment unless the Company requests the Participant’s consent and the Participant consents in writing, or except as otherwise permitted under the Plan.

17.
Adjustment Upon Changes in Capitalization. Restricted Stock Awards may be adjusted as provided in the Plan including, without limitation, Section 11 of the Plan. The Participant, by the Participant’s execution and entry into this Agreement, irrevocably and unconditionally consents and agrees to any such adjustments as may be made at any time hereafter.

18.
Governing Law and Venue. The provisions of this Agreement shall be construed and enforced in accordance with the laws and decisions of the State of Delaware, without regard to such state’s conflict of law principles. Any dispute or conflict between the parties shall be brought in a state or federal court located in Wilmington, Delaware. The parties hereto submit to jurisdiction and venue in Wilmington, Delaware and all objections to such venue and jurisdiction are hereby waived.

19.
Severability. If any provision of this Agreement or any part of any provision of this Agreement is determined to be unenforceable for any reason whatsoever, it shall be severable from the rest of the Agreement and shall not invalidate or affect the other portions or parts of this Agreement, which shall remain in full force and effect. Furthermore, each covenant contained in this Agreement shall stand independently and be enforceable without regard to any other covenants or to any other provisions of this Agreement.

20.
Waiver. The waiver by the Company of a breach of any provision contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or as a waiver of any other provisions of this Agreement.

21.	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

22.
Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.
KEY ENERGY SERVICES, INC.
By:
Name: Robert W. Drummond
Title: President & Chief Executive Officer

Address:
1301 McKinney Street,
Suite 1800
Houston, Texas 77010
Acceptance

I hereby acknowledge receipt of a copy of the Plan, confirm that the prospectus for the Plan has been made available to me, represent that I have read and understood the terms and conditions of the Plan, the Plan prospectus and this Agreement, accept the Award, agree to be bound by the terms of the Plan and this Agreement and agree that all decisions and determinations of the Administrator with respect to the Restricted Stock Award shall be final and binding on me and any other person having or claiming an interest under this Restricted Stock Award.

Name: [NAME OF DIRECTOR]

EXHIBIT A

RESTRICTED STOCK VESTING

VESTED RESTRICTED STOCK	VESTING DATE
One-quarter (1/4) of the Restricted Shares	March 31, 2017
One-quarter (1/4) of the Restricted Shares	June 30, 2017
One-quarter (1/4) of the Restricted Shares	September 30, 2017
One-quarter (1/4) of the Restricted Shares	December 31, 2017